CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust and to the use of our report dated August 31, 2020 on the financial statements and financial highlights of EAVOL NASDAQ-100 Volatility Overlay Fund (formerly, Catalyst/Exceed Defined Risk Fund) and Catalyst/Teza Algorithmic Allocation Fund (formerly, Catalyst/Teza Algorithmic Allocation Income Fund), each a series of shares of beneficial interest in Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

September 28, 2020